                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No.4)

                    Under the Securities Exchange Act of 1934


                                  Equifax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    294429105
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)

[_]      Rule 13d-1(c)

[_]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 294429105

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 None
     NUMBER OF          --------------------------------------------------------
      SHARES            6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    2,915,500
       EACH             --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER.
      PERSON
       WITH:                     None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 2,915,500
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,915,500
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.0% (5.6% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         EP
--------------------------------------------------------------------------------

                                    2 of 16

CUSIP No. 294429105

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
         I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 4,821,068
     NUMBER OF          --------------------------------------------------------
      SHARES            6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    2,915,500
       EACH             --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER.
      PERSON
       WITH:                     4,821,068
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 2,915,500
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,736,568
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3% (5.6% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA, CO
--------------------------------------------------------------------------------

                                    3 of 16

CUSIP NO. 294429105

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 0
     NUMBER OF          --------------------------------------------------------
      SHARES            6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    Disclaimed (see 9 below)
       EACH             --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER.
      PERSON
       WITH:                     0
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
         Company
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [X] Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

                                    4 of 16

CUSIP NO. 294429105

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc.
         I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 0
     NUMBER OF          --------------------------------------------------------
      SHARES            6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    Disclaimed (see 9 below)
       EACH             --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER.
      PERSON
       WITH:                     0
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [X] Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

                                    5 of 16

CUSIP NO. 294429105

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Frankona Ruckversicherungs AG
         I.R.S. #
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 223,100
     NUMBER OF          --------------------------------------------------------
      SHARES            6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    None
       EACH             --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER.
      PERSON
       WITH:                     223,100
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         223,100
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.2% (5.6% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------

                                    6 of 16

CUSIP NO. 294429105

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Mortgage Insurance Corporation
         I.R.S. #
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of North Carolina
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 81,600
     NUMBER OF          --------------------------------------------------------
      SHARES            6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    None
       EACH             --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER.
      PERSON
       WITH:                     81,600
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         81,600
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1% (5.6% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC
--------------------------------------------------------------------------------

                                    7 of 16

INTRODUCTORY NOTE: This Amendment No. 4 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") and certain other entities on February 17, 1999, as amended on February 14, 2000 as amended on May 9, 2000 and as amended on February 14, 2001 (as amended, the "Schedule 13G"). This Amendment No. 4 is filed on behalf of GE, GEAM GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI") and GE Frankona Ruckversicherungs AG, a company organized under the laws of the Federal Republic of Germany and an indirect wholly owned subsidiary of GECS ("GEFR") (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 2,915,500 shares of Common Stock of Equifax, Inc. (the "Issuer") owned by GEPT and of 4,821,068 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM, GEPT, GECS, GEMI, and GEFR each expressly disclaim that they are members of a "group." GECS disclaims beneficial ownership of all shares held by GEMI and GEFR. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The Items from the Schedule 13G are hereby amended to read as follows:

Item 2(a) Name of Person Filing
-------------------------------

          Trustees of General Electric Pension Trust (See Schedule II)

          GE Asset Management Incorporated as Investment Manager of GEPT and as Investment Adviser to certain entities and accounts

          General Electric Company

          General Electric Capital Services, Inc.

          General Electric Mortgage Insurance Corporation

          GE Frankona Ruckversicherungs AG

Item 2(b) Address of Principal Business Office or, if none, Residence
---------------------------------------------------------------------

          The address of the principal offices of GEPT and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of GECS is 260 Long Ridge Road, Stamford, Connecticut 06927. The address of the


                                    8 of 16
          principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615. The address of the principal offices of GEFR is Maria-Theresia-Strasse 35, D-81675 Munchen, Germany.

Item 2(c) Citizenship
---------------------

          General Electric Pension Trust - New York common law trust
          GE Asset Management Incorporated - Delaware corporation
          General Electric Company - New York corporation
          General Electric Capital Services, Inc. - Delaware corporation
          General Electric Mortgage Insurance Corporation - North Carolina corporation
          GE Frankona Ruckversicherungs AG - Federal Republic of Germany company


Item 4    Ownership
------    ---------

                                                                  GEPT            GEAM             GE
         (a)    Amount beneficially owned                       2,915,500       7,736,568       Disclaimed

         (b)    Percent of class                                   2.0%            5.3%         Disclaimed

         (c)    No. of shares to which person has

               (i)    sole power to vote or direct the vote       None          4,821,068          None

               (ii)   shared power to vote or direct            2,915,500       2,915,500       Disclaimed

              (iii)   sole power to dispose or to direct
                      disposition                                 None          4,821,068          None

               (iv)   shared power to dispose or to direct
                      disposition                               2,915,500       2,915,500       Disclaimed


Item 4    Ownership
------    ---------

                                                                  GEFR        GEMI          GECS               GE
         (a)    Amount beneficially owned                       223,100      81,600        Disclaimed        Disclaimed

         (b)    Percent of class                                  0.2%        0.1%         Disclaimed        Disclaimed


                                    9 of 16

         (c)    No. of shares to which person has

                (i)    sole power to vote or direct the vote    223,100         0             None              None

                (ii)   shared power to vote or direct             None       81,600        Disclaimed        Disclaimed

               (iii)   sole power to dispose or to direct
                       disposition                              223,100         0             None              None

                (iv)   shared power to dispose or to direct
                       disposition                                None       81,600        Disclaimed        Disclaimed


Item 5    Ownership of Five Percent or Less of a Class
------------------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

          [_]



Item 10   Certification
-----------------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    10 of 16

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

                                       GENERAL ELECTRIC PENSION TRUST

                                       By:  GE Asset Management Incorporated,
                                            its Investment Manager

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President


                                       GE ASSET MANAGEMENT INCORPORATED

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name: John H. Myers
                                           Title:  Vice President


                                       GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                       By: /s/ Jonathan K. Sprole
                                           -------------------------------------
                                           Name: Jonathan K. Sprole
                                           Title: Attorney-in-Fact


                                    11 of 16

                                       GE FRANKONA RUCKVERSICHERUNGS AG

                                       By: /s/ Kieran Dempsey
                                           -------------------------------------
                                           Name: Kieran Dempsey
                                           Title: Chief Investment Officer


                                       GENERAL ELECTRIC
                                       MORTGAGE INSURANCE
                                       CORPORATION

                                       By: /s/ Jerome T. Upton
                                           -------------------------------------
                                           Name: Jerome T. Upton
                                           Title: Vice President


                                    12 of 16

                                POWER OF ATTORNEY

     The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:

                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Murry K. Stegelmann
                                    James Ungari
                                    Preston Abbott
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

          Each attorney shall have the power and authority to do the following:

          To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                      General Electric Capital Services, Inc.

         (Corporate Seal)
                                      By: /s/ Nancy E. Barton
                                          --------------------------------------
                                          Nancy E. Barton, Senior Vice President

Attest:
/s/ Brian T. MacAnaney
--------------------------------------
Brian T. McAnaney, Assistant Secretary


                                    13 of 16

                                                                      Schedule I

                             JOINT FILING AGREEMENT
                             ----------------------

     This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Equifax, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2002

                                       GENERAL ELECTRIC PENSION TRUST

                                       By:  GE Asset Management Incorporated,
                                            its Investment Manager


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President


                                       GE ASSET MANAGEMENT INCORPORATED

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name: John H. Myers
                                           Title:  Vice President


                                    14 of 16

                                       GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                       By: Jonathan K, Sprole
                                           -------------------------------------
                                           Name: Jonathan K. Sprole
                                           Title: Attorney-in-Fact


                                       GE FRANKONA RUCKVERSICHERUNGS AG

                                       By: /s/ Kieran Dempsey
                                           -------------------------------------
                                           Name: Kieran Dempsey
                                           Title: Chief Investment Officer


                                       GENERAL ELECTRIC
                                       MORTGAGE INSURANCE
                                       CORPORATION

                                       By: /s/ Jerome T. Upton
                                           -------------------------------------
                                           Name: Jerome T. Upton
                                           Title: Vice President

                                    15 of 16

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905


     The names of the Trustees of General Electric Pension Trust are as follows:


                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker


                                    16 of 16